As filed with the Securities and Exchange Commission on May 2, 2012

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EDGEN GROUP INC.

(Exact name of registrant as specified in its charter)

DELAWARE	38-3860801
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

18444 Highland Road

Baton Rouge, Louisiana 70809

(Address, including zip code, of registrant’s principal executive offices)

EDGEN GROUP INC. 2012 OMNIBUS INCENTIVE PLAN

(Full title of the plan)

With copies to:

Daniel J. O’Leary Chairman, President and Chief Executive Officer 18444 Highland Road Baton Rouge, Louisiana 70809 (225) 756-9868	Carmen J. Romano, Esq. Eric S. Siegel, Esq. Dechert LLP Cira Center 2929 Arch Street Philadelphia, Pennsylvania 19104 (215) 994-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, par value $0.0001 per share	7,700,000 shares	$8.84	$68,068,000.00	$7,800.60

(1)	Represents the aggregate number of shares of Class A common, par value $0.0001 per share, of the Registrant (the “Class A Common Stock”) available for issuance pursuant to the Edgen Group Inc. 2012 Omnibus Incentive Plan (the “Plan”). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Class A Common Stock which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant.
(2)	A maximum offering price of $8.84 was estimated in accordance with Rule 457(c) and Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee, based upon the average high and low prices of Class A Common Stock on April 30, 2012, as reported on the New York Stock Exchange.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required in Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act is not required to be filed with the Securities and Exchange Commission (the “Commission”) and is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents are incorporated by reference in this registration statement:

(a) The Registrant’s prospectus dated April 26, 2012, which was filed with the SEC on April 27, 2012 pursuant to Rule 424(b) of the Securities Act relating to Registrant’s registration statement on Form S-1, as amended (Registration No. 333-178790), and which contains the Registrant’s audited financial statements for the fiscal year ended December 31, 2011; and

(b) All reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the 1934 Act since December 29, 2011; and

(c) The description of the Registrant’s Class A Common Stock contained in its Registration Statement on Form 8-A, which was filed with the SEC on April 17, 2012 (Registration No. 001-35513); and

(d) All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference into this Registration Statement. Each document incorporated by reference into this Registration Statement will be deemed to be a part of this Registration Statement from the date of the filing of such document with the Commission, until the information contained in such document is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

The Registrant’s amended and restated certificate of incorporation provides for indemnification of the Registrant’s directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and the Registrant’s amended and restated bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

The Registrant has entered into Indemnification Agreements with each of its directors and executive officers whereby it agrees to fully indemnify and hold harmless each such person if he or she was or is a party to, among other things, any threatened, pending or completed action, suit, arbitration, investigation or inquiry, whether civil, criminal, administrative or investigative, by reason of such person’s status as a director, officer, manager, employee, agent or fiduciary of the Company. A director or executive officer is not to be indemnified against any claim for which payment has actually been made under any insurance policy or other indemnity provision, for an accounting of profits made from the purchase and sale of securities of the Registrant, in connection with any proceeding initiated by the director or executive officer or if it is adjudicated that the director or executive officer failed to act in good faith and in a manner such director or executive officer reasonably believed to be in, or not opposed to, the best interests of the Registrant. The agreement lasts for so long as such person is a director, officer, employee or agent of the Registrant and for so long as such person is subject to any proceeding by reason of such status.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

EXHIBIT NUMBER	DESCRIPTION
4.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on May 2, 2012 (Reg. No. 001-35513)).

4.2	Amended and Restated By-laws (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the Commission on May 2, 2012 (Reg. No. 001-35513)).

4.3	Form of Investors and Registration Rights Agreement (incorporated by reference to Exhibit 10.18 to the Registrant’s Registration Statement on Form S-1, filed with the Commission on April 17, 2012 (Reg. No. 333-178790)).

5.1	Opinion of Dechert LLP

23.1	Consent of Dechert LLP (contained in the opinion filed as Exhibit 5.1 to this registration statement).

23.2	Consent of Deloitte & Touche LLP

23.2(a)	Consent of KPMG LLP

23.2(b)	Consent of KPMG LLP

23.2(c)	Consent of KPMG LLP

23.2(d)	Consent of KPMG LLP

24	Power of Attorney (included in signature page to the registration statement).

ITEM 9. UNDERTAKINGS.

(a)	Undertakings required by Item 512(a) of Regulation S-K

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which,

individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	Undertakings required by Item 512(b) of Regulation S-K

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Undertakings required by Item 512(h) of Regulation S-K

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Baton Rouge, State of Louisiana, on the 2nd day of May, 2012.

Edgen Group Inc. (Registrant) By: /s/ Daniel J. O’Leary Daniel J. O’Leary Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

KNOWN TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Daniel J. O’Leary and David L Laxton, III his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and other governmental authorities, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Daniel J. O’Leary Daniel J. O’Leary	Chairman, President and Chief Executive Officer (Principal Executive Officer)	May 2, 2012

/s/ David L. Laxton, III David L. Laxton, III	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 2, 2012

/s/ Daniel Dean Keaton Daniel Dean Keaton	Principal Accounting Officer	May 2, 2012

/s/ Nicholas Daraviras Nicholas Daraviras	Director	May 2, 2012

/s/ James L. Luikart James L. Luikart	Director	May 2, 2012

/s/ Edward J. DiPaolo Edward J. DiPaolo	Director	May 2, 2012

/s/ Samir G. Gibara Samir G. Gibara	Director	May 2, 2012

/s/ Cynthia L. Hostetler Cynthia L. Hostetler	Director	May 2, 2012